EXHIBIT 99.1

News Release

January 27, 2014

Ashland Inc. reports preliminary financial results for first quarter of fiscal 2014

•	Earnings from continuing operations total $1.42 per diluted share
•	Company outlines global restructuring program to drive growth and improve competitiveness

COVINGTON, Ky. – Ashland Inc. (NYSE: ASH), a global leader in specialty chemical solutions for consumer and industrial markets, today announced preliminary(1) financial results for the quarter ended December 31, 2013, the first quarter of its 2014 fiscal year.

Quarterly Highlights

(in millions except per-share amounts)	Quarter Ended Dec. 31
	2013	2012
Operating income	$179	$176
Key items*	-	(13)
Adjusted operating income*	$179	$163

Adjusted EBITDA*	$289	$268

Diluted earnings per share (EPS)
From net income	$1.40	$1.26

From continuing operations	$1.42	$1.27
Key items*	-	(0.15)
Adjusted EPS from continuing operations*	$1.42	$1.12

Cash flows provided by operating activities from continuing operations	$37	$81
Free cash flow*	(15)	30

*See Tables 5, 6 and 7 for Ashland definitions and U.S. GAAP reconciliations.

Ashland reported income from continuing operations of $111 million, or $1.42 per diluted share, on sales of $1.9 billion. There were no key items during the period.

For the year-ago quarter, Ashland reported income from continuing operations of $102 million, or $1.27 per diluted share, on sales of $1.9 billion. The year-ago results included three key items that together had a net favorable impact on continuing operations of approximately $12 million, net of tax, or 15 cents per diluted share. The largest key item was a $13 million after-tax benefit related to a business interruption insurance settlement. Excluding the three key items, Ashland’s adjusted income from continuing operations was $90 million, or $1.12 per diluted share. (Please refer to Table 5 of the accompanying financial statements for details of key items.)

For the remainder of this news release, financial results exclude the effect of key items in the prior-year quarter. On this basis, Ashland’s results as compared to the year-ago quarter were as follows:
•	Volumes increased 3 percent;
•	Sales were flat;
•	Operating income increased 10 percent to $179 million;
•	Earnings before interest, taxes, depreciation and amortization (EBITDA) increased 8 percent to $289 million; and
•	EBITDA as a percent of sales increased 120 basis points to 15.5 percent.

“We were encouraged by our overall financial performance in the first quarter, which is Ashland’s seasonally weakest period of the year. While overall sales were flat due to lower pricing in some of our more commoditized businesses, each of our four commercial units reported volume gains over the prior year,” said James J. O’Brien, Ashland chairman and chief executive officer. “Within Ashland Specialty Ingredients, we generated increased volume in our personal-care business, aided in part by improved penetration and innovation in Europe for our oral- and skin-care products.  Similarly, our coatings business grew in both developed and emerging economies, as we benefitted from improved market penetration. Ashland Water Technologies had volume gains in both the pulp and paper and the industrial water businesses. Within Ashland Performance Materials, our adhesives business reported double-digit volume increases driven by strong demand in auto, housing, and packaging and converting applications. In addition, our composites business reported strong demand in Asia. Ashland Consumer Markets delivered another solid quarter with continued sales growth in the international business and in Valvoline Instant Oil ChangeSM stores.”

Business Segment Performance
In order to aid understanding of Ashland’s ongoing business performance, the results of Ashland’s business segments are described below on an adjusted basis and EBITDA, or adjusted EBITDA, is reconciled to operating income in Table 7 of this news release.

Within Ashland Specialty Ingredients, year-over-year volume rose 3 percent. Coatings and personal care led the way with each reporting volume growth of 8 percent. When compared to a year ago, overall volumes in the consumer-focused businesses – including pharmaceutical, nutrition and personal care – increased 6 percent. In the industrial-focused businesses – including coatings, construction, energy and other related areas – volumes grew 13 percent. Specialty Ingredients’ sales totaled $599 million, a decline of 4 percent when compared to a year ago, but an increase of 1 percent sequentially. Overall, profitability was affected by lower pricing and changes in product mix. The majority of the year-over-year price decline was attributed to raw material deflation in guar, where pricing fell 58 percent, and to market dynamics in intermediates and solvents (I&S), where pricing declined 7 percent. The commercial unit also incurred approximately $5 million in additional costs related to scheduled shutdowns at I&S plants during the quarter and to air freight charges from expediting product to customers during an inventory rebuild in Europe. EBITDA declined 5 percent, to $110 million, while EBITDA as a percent of sales was 18.4 percent, down 20 basis points versus the year-ago quarter.

Ashland Water Technologies sales totaled $436 million, growing 4 percent year-over-year. The pulp and paper business continued its strong performance, with year-over-year sales growth primarily driven by new business in the packaging and tissue segments. Industrial water, which includes utility water and municipal wastewater treatment, reported its third consecutive quarter of gross profit growth. In addition, improved account management and better service drove new business in the refining and chemical processing markets. Overall EBITDA increased 32 percent, to $45 million, while EBITDA as a percent of sales rose 220 basis points to 10.3 percent. As previously announced, Ashland is in the process of divesting Water Technologies and the company expects to announce a sale agreement during the March quarter.

Within Ashland Performance Materials, year-over-year volumes rose 2 percent while sales rose 1 percent to $347 million. The adhesives and composites businesses continued a strong performance with year-over-year volume gains of 14 percent and 4 percent, respectively. Adhesives’ gains were driven by the packaging and converting, automotive and housing markets, while composites maintained strong volume growth in Asia and South America. Weakness in the North American replacement tire market led to a year-over-year decline in elastomers’ revenue and volume. Overall EBITDA increased 21 percent to $34 million. Performance Materials’ gross profit as a percent of sales increased 170 basis points, to 17.3 percent. Excluding the elastomers business, gross profit margin would have been 19.1 percent. While Ashland remains committed to divesting the elastomers business, the company has temporarily paused the sale process in order to assess the impact of recent market developments. Ashland expects to announce a sale of the business later this fiscal year.

Ashland Consumer Markets reported another solid quarter. Total lubricant volumes increased 4 percent, with particular strength in the international business, where volumes rose 10 percent. Company-owned, same-store sales at Valvoline Instant Oil ChangeSM grew 4.7 percent year-over-year, driven by increased oil changes per day, average ticket price and total number of oil changes. The Do-it-Yourself (DIY) business reported continued improvement in product mix, with premium lubricant sales increasing 5 percentage points versus the prior year. Consumer Markets’ EBITDA rose 11 percent, to $83 million, and EBITDA as a percent of sales was 17.1 percent, an increase of 150 basis points versus the year-ago quarter. During the quarter, the commercial unit recognized $6 million of income related to a favorable arbitration ruling on a commercial contract. Excluding this, EBITDA margin would have been 15.8 percent.

Ashland’s effective tax rate for the December 2013 quarter was 21.8 percent. Ashland continues to expect its effective tax rate for the full 2014 fiscal year to be approximately 25 percent.

Global Restructuring
Ashland today outlined its plan to restructure the company for sustained growth and improved competitiveness. Following the planned sale of Water Technologies, Ashland will have three commercial units: Specialty Ingredients, Performance Materials and Valvoline.

Specialty Ingredients will be organized into two businesses: Consumer Specialties and Industrial Specialties. The former will serve the personal care, pharmaceutical, nutrition and agriculture markets. The latter will serve the coatings, construction and energy markets. In addition, adhesives will join the Industrial Specialties group, moving over from Performance Materials. This shift will bring several new markets, including transportation and packaging and converting, to Specialty Ingredients and enable the company to provide higher levels of customization and service demanded by the adhesives market. Also as part of the realignment, Specialty Ingredients will move from a global to regional structure, providing increased customer focus for North America, Europe, Asia and Latin America.

Performance Materials, which has a proven track record of successfully managing businesses which require a lower-cost operating model, will comprise three businesses. These will be: 1) Composites, which will serve construction, transportation, marine and other markets; 2) Intermediates and Solvents (I&S), which will move over from Specialty Ingredients and will serve both Ashland’s internal butanediol needs as well as the merchant market; and 3) Elastomers, which primarily serves the North American replacement tire market. As already noted, Ashland expects to announce a sale of the elastomers business later this fiscal year.

“Our adhesives and I&S businesses each require different levels of customer service and technical support. We believe this realignment will enable us to maximize their growth potential while moving us closer to our customers,” O’Brien said.

Within Valvoline, the restructuring plan is focused on reducing costs and improving margins, with a goal of growing EBITDA margin from the mid-teens to the high teens.

Ashland also announced several other changes related to the restructuring:
•
The company’s global supply chain, which currently operates on a centralized basis, will be integrated into each of the commercial units. This should optimize the level of support needed to serve the varying needs of customers and markets.

•
Approximately 800 to 1,000 employees are expected to leave the company in calendar 2014 as Ashland realigns its cost structure to be more competitive. Ashland is providing a voluntary severance offer to eligible U.S.-based employees as part of that realignment.

•	An additional 800 to 1,000 jobs are expected to be moved to existing, lower-cost regional centers of excellence both in the U.S. and abroad in conjunction with a planned global office consolidation.

The restructuring is expected to generate improved business performance and annualized cost savings of $150-$200 million, which should better position Ashland to achieve EBITDA margins consistent with the top quartile of its specialty chemicals peer group. The company expects the majority of the run-rate savings to be in effect during the first half of fiscal 2015.

“This global restructuring is squarely aimed at moving us closer to our customers so that we can provide highly customized service and technical expertise to help them grow,” O’Brien explained. “We intend to be a smaller, more agile organization with better cost control, improved visibility and greater accountability. As a result, we will be better positioned to meet the evolving needs of the marketplace.”

He continued: “The actions we have announced today represent the next step toward our vision of being the best specialty chemicals company in the world. I am confident that if we execute against our plans, we will create new value for shareholders and position Ashland for EBITDA margins that rank among the top 25 percent of specialty chemical companies.”

Conference Call Webcast
Ashland will host a live webcast of its first-quarter conference call with securities analysts at 9 a.m. ET Tuesday, January 28, 2014. The webcast and supporting materials will be accessible through Ashland’s website at http://investor.ashland.com. Following the live event, an archived version of the webcast and supporting materials will be available for 12 months.

Use of Non-GAAP Measures
This news release includes certain non-GAAP (Generally Accepted Accounting Principles) measures. Such measurements are not prepared in accordance with GAAP and should not be construed as an alternative to reported results determined in accordance with GAAP. Management believes the use of such non-GAAP measures assists investors in understanding the ongoing operating performance of the company and its segments. The non-GAAP information provided may not be consistent with the methodologies used by other companies. All non-GAAP amounts have been reconciled with reported GAAP results in Tables 5, 6 and 7 of the financial statements provided with this news release.

About Ashland
In more than 100 countries, the people of Ashland Inc. (NYSE: ASH) provide the specialty chemicals, technologies and insights to help customers create new and improved products for today and sustainable solutions for tomorrow. Our chemistry is at work every day in a wide variety of markets and applications, including architectural coatings, automotive, construction, energy, food and beverage, personal care, pharmaceutical, tissue and towel, and water treatment. Visit ashland.com to see the innovations we offer through our four commercial units – Ashland Specialty Ingredients, Ashland Water Technologies, Ashland Performance Materials and Ashland Consumer Markets.
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C-ASH

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Ashland has identified some of these forward-looking statements with words such as “anticipates,” “believes,” “expects,” “estimates,” “may,” “will,” “should” and “intends” and the negatives of these words or other comparable terminology. In addition, Ashland may from time to time make forward-looking statements in its filings with the Securities and Exchange Commission (SEC), news releases and other written and oral communications. These forward-looking statements are based on Ashland’s expectations and assumptions, as of the date such statements are made, regarding Ashland’s future operating performance and financial condition, the economy and other future events or circumstances. Ashland’s expectations and assumptions include, without limitation, internal forecasts and analyses of current and future market conditions and trends, management plans and strategies, operating efficiencies and economic conditions (such as prices, supply and demand, cost of raw materials, and the ability to recover raw-material cost increases through price increases), and risks and uncertainties associated with the following: Ashland’s substantial indebtedness (including the possibility that such indebtedness and related restrictive covenants may adversely affect Ashland’s future cash flows, results of operations, financial condition and its ability to repay debt); the potential sale transactions involving Ashland Water Technologies and the elastomers business (including the possibility that one or both transactions may not occur or that, if a transaction does occur, Ashland may not realize the anticipated benefits from such transaction); the global restructuring program (including the possibility that Ashland may not achieve the anticipated revenue and earnings growth, cost reductions, and other expected benefits from the program); and, Ashland’s ability to generate sufficient cash to finance its stock repurchase plans, severe weather, natural disasters, and legal proceedings and claims (including environmental and asbestos matters). Various risks and uncertainties may cause actual results to differ materially from those stated, projected or implied by any forward-looking statements, including, without limitation, risks and uncertainties affecting Ashland that are described in its most recent Form 10-K (including Item 1A Risk Factors) filed with the SEC, which is available on Ashland’s website at http://investor.ashland.com or on the SEC’s website at www.sec.gov. Ashland believes its expectations and assumptions are reasonable, but there can be no assurance that the expectations reflected herein will be achieved. Ashland undertakes no obligation to subsequently update any forward-looking statements made in this news release or otherwise except as required by securities or other applicable law.

(1) Preliminary Results
Financial results are preliminary until Ashland’s Form 10-Q for the quarter ended December 31, 2013, is filed with the SEC.

SM Service mark, Ashland or its subsidiaries, registered in various countries

FOR FURTHER INFORMATION:

Investor Relations:
Jason Thompson
+1 (859) 815-4454
jlthompson@ashland.com

Media Relations:
Gary Rhodes
+1 (859) 815-3047
glrhodes@ashland.com

Ashland Inc. and Consolidated Subsidiaries		Table 1
STATEMENTS OF CONSOLIDATED INCOME
(In millions except per share data - preliminary and unaudited)

	Three months ended
	December 31
	2013	2012

Sales	$1,868	$1,869
Cost of sales	1,333	1,332
GROSS PROFIT	535	537
Selling, general and administrative expense	343	343
Research and development expense	36	32
Equity and other income	23	14
OPERATING INCOME	179	176
Net interest and other financing expense	42	44
Net gain on divestitures	5	-
INCOME FROM CONTINUING OPERATIONS
BEFORE INCOME TAXES	142	132
Income tax expense	31	30
INCOME FROM CONTINUING OPERATIONS	111	102
Loss from discontinued operations (net of income taxes)	1	1

NET INCOME	$110	$101

DILUTED EARNINGS PER SHARE
Income from continuing operations	$1.42	$1.27
Loss from discontinued operations	0.02	0.01
Net income	$1.40	$1.26

AVERAGE COMMON SHARES AND ASSUMED CONVERSIONS	78	80

SALES
Specialty Ingredients	$599	$622
Water Technologies	436	421
Performance Materials	347	345
Consumer Markets	486	481
	$1,868	$1,869

OPERATING INCOME
Specialty Ingredients	$45	$72
Water Technologies	27	17
Performance Materials	20	13
Consumer Markets	75	66
Unallocated and other	12	8
	$179	$176

Ashland Inc. and Consolidated Subsidiaries		Table 2
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions - preliminary and unaudited)

	December 31	September 30
	2013	2013
ASSETS
Current assets
Cash and cash equivalents	$295	$346
Accounts receivable	1,363	1,471
Inventories	934	899
Deferred income taxes	108	107
Other assets	76	50
Total current assets	2,776	2,873

Noncurrent assets
Property, plant and equipment
Cost	4,826	4,765
Accumulated depreciation	1,999	1,923
Net property, plant and equipment	2,827	2,842

Goodwill	3,377	3,366
Intangibles	1,769	1,791
Asbestos insurance receivable (noncurrent portion)	434	437
Equity and other unconsolidated investments	220	218
Other assets	580	561
Total noncurrent assets	9,207	9,215

Total assets	$11,983	$12,088

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Short-term debt	$314	$308
Current portion of long-term debt	-	12
Trade and other payables	750	885
Accrued expenses and other liabilities	481	522
Total current liabilities	1,545	1,727

Noncurrent liabilities
Long-term debt (noncurrent portion)	2,948	2,947
Employee benefit obligations	1,161	1,174
Asbestos litigation reserve (noncurrent portion)	722	735
Deferred income taxes	394	401
Other liabilities	548	551
Total noncurrent liabilities	5,773	5,808

Stockholders’ equity	4,665	4,553

Total liabilities and stockholders' equity	$11,983	$12,088

Ashland Inc. and Consolidated Subsidiaries		Table 3
STATEMENTS OF CONSOLIDATED CASH FLOWS
(In millions - preliminary and unaudited)
	Three months ended
	December 31
	2013	2012
CASH FLOWS (USED) PROVIDED BY OPERATING ACTIVITIES
FROM CONTINUING OPERATIONS
Net income	$110	$101
Loss from discontinued operations (net of income taxes)	1	1
Adjustments to reconcile income from continuing operations to cash flows from operating activities
Depreciation and amortization	105	107
Debt issuance cost amortization	3	5
Deferred income taxes	(3)	(3)
Equity income from affiliates	(6)	(5)
Distributions from equity affiliates	6	5
Gain from sale of property and equipment	-	(2)
Stock based compensation expense	8	9
Net gain on divestitures	(5)	-
Change in operating assets and liabilities (a)	(182)	(137)
Total cash provided by operating activities from continuing operations	37	81

CASH FLOWS (USED) PROVIDED BY INVESTING ACTIVITIES
FROM CONTINUING OPERATIONS
Additions to property, plant and equipment	(52)	(51)
Proceeds from disposal of property, plant and equipment	1	2
Proceeds from sale of operations or equity investments	5	-
Total cash used by investing activities from continuing operations	(46)	(49)

CASH FLOWS (USED) PROVIDED BY FINANCING ACTIVITIES
FROM CONTINUING OPERATIONS
Repayment of long-term debt	(12)	(43)
Proceeds from short-term debt	6	5
Cash dividends paid	(26)	(18)
Proceeds from exercise of stock options	-	1
Excess tax benefits related to share-based payments	3	2
Total cash used by financing activities from continuing operations	(29)	(53)
CASH USED BY CONTINUING OPERATIONS	(38)	(21)

Cash used by discontinued operations
Operating cash flows	(12)	(16)
Effect of currency exchange rate changes on cash and
cash equivalents	(1)	2
DECREASE IN CASH AND CASH EQUIVALENTS	(51)	(35)
Cash and cash equivalents - beginning of period	346	523
CASH AND CASH EQUIVALENTS - END OF PERIOD	$295	$488

DEPRECIATION AND AMORTIZATION
Specialty Ingredients	$65	$66
Water Technologies	18	17
Performance Materials	14	15
Consumer Markets	8	9
	$105	$107
ADDITIONS TO PROPERTY, PLANT AND EQUIPMENT
Specialty Ingredients	$31	$27
Water Technologies	7	10
Performance Materials	5	5
Consumer Markets	6	5
Unallocated and other	3	4
	$52	$51

(a) Excludes changes resulting from operations acquired or sold.

Ashland Inc. and Consolidated Subsidiaries		Table 4
INFORMATION BY INDUSTRY SEGMENT
(In millions - preliminary and unaudited)

	Three months ended
	December 31
	2013	2012
SPECIALTY INGREDIENTS
Sales per shipping day	$9.7	$10.0
Metric tons sold (thousands)	91.2	88.9
Gross profit as a percent of sales (a) (b)	28.3%	31.0%
WATER TECHNOLOGIES
Sales per shipping day	$7.0	$6.8
Gross profit as a percent of sales (a)	34.4%	33.3%
PERFORMANCE MATERIALS
Sales per shipping day	$5.6	$5.6
Metric tons sold (thousands)	127.6	124.6
Gross profit as a percent of sales (a)	17.3%	15.6%
CONSUMER MARKETS
Lubricant sales (gallons)	38.6	37.1
Premium lubricants (percent of U.S. branded volumes)	35.8%	32.6%
Gross profit as a percent of sales (a)	31.2%	30.1%

(a)	Gross profit as a percent of sales is defined as sales, less cost of sales divided by sales.
(b)	Gross profit for the three months ended December 31, 2012 includes a loss of $31 million related to certain commoditized guar inventories, as well as income of $22 million related to the settlement of a business interruption insurance claim. Excluding these two items, the gross profit percentage would have been 32.5%.

Ashland Inc. and Consolidated Subsidiaries						Table 5
RECONCILIATION OF NON-GAAP DATA - INCOME (LOSS) FROM CONTINUING OPERATIONS
(In millions - preliminary and unaudited)

	Three Months Ended December 31, 2013
	Specialty Ingredients	Water Technologies	Performance Materials	Consumer Markets	Unallocated & Other	Total

OPERATING INCOME	$45	$27	$20	$75	$12	$179

NET INTEREST AND OTHER FINANCING EXPENSE					42	42

NET GAIN ON DIVESTITURES					5	5

INCOME TAX EXPENSE					31	31

INCOME (LOSS) FROM CONTINUING OPERATIONS	$45	$27	$20	$75	$(56)	$111

	Three Months Ended December 31, 2012
	Specialty Ingredients	Water Technologies	Performance Materials	Consumer Markets	Unallocated & Other	Total
OPERATING INCOME (LOSS)
Restructuring and other integration costs	$-	$-	$(2)	$-	$(7)	$(9)
Insurance settlement	22	-	-	-	-	22
All other operating income	50	17	15	66	15	163
Operating income	72	17	13	66	8	176

NET INTEREST AND OTHER FINANCING EXPENSE					44	44

INCOME TAX EXPENSE (BENEFIT)
Key items					5	5
Deferred tax adjustment for foreign country rate change					(4)	(4)
All other income tax expense					29	29
					30	30
INCOME (LOSS) FROM CONTINUING OPERATIONS	$72	$17	$13	$66	$(66)	$102

Ashland Inc. and Consolidated Subsidiaries		Table 6
RECONCILIATION OF NON-GAAP DATA - FREE CASH FLOW
(In millions - preliminary and unaudited)

	Three months ended
	December 31
Free cash flow (a)	2013	2012
Total cash flows provided by operating activities
from continuing operations	$37	$81
Adjustments:
Additions to property, plant and equipment	(52)	(51)
Free cash flows	$(15)	$30

(a)	Free cash flow is defined as cash flows provided by operating activities less additions to property, plant and equipment and other items Ashland has deemed non operational (if applicable).

Ashland Inc. and Consolidated Subsidiaries		Table 7
RECONCILIATION OF NON-GAAP DATA - ADJUSTED EBITDA
(In millions - preliminary and unaudited)

	Three months ended
	December 31
Adjusted EBITDA - Ashland Inc.	2013	2012
Net income	$110	$101
Income tax expense	31	30
Net interest and other financing expense	42	44
Depreciation and amortization (a)	105	105
EBITDA	288	280
Loss from discontinued operations (net of income taxes)	1	1
Operating key items (see Table 5)	-	(13)
Adjusted EBITDA	$289	$268

Adjusted EBITDA - Specialty Ingredients
Operating income	$45	$72
Add:
Depreciation and amortization	65	66
Key items (see Table 5)	-	(22)
Adjusted EBITDA	$110	$116

Adjusted EBITDA - Water Technologies
Operating income	$27	$17
Add:
Depreciation and amortization	18	17
Key items (see Table 5)	-	-
Adjusted EBITDA	$45	$34

Adjusted EBITDA - Performance Materials
Operating income	$20	$13
Add:
Depreciation and amortization (a)	14	13
Key items (see Table 5)	-	2
Adjusted EBITDA	$34	$28

Adjusted EBITDA - Consumer Markets
Operating income	$75	$66
Add:
Depreciation and amortization	8	9
Key items (see Table 5)	-	-
Adjusted EBITDA	$83	$75

(a)
Depreciation and amortization excludes accelerated depreciation of $2 million for Performance Materials for the three months ended December 31, 2012, which is displayed as a key item within this table.